Exhibit 3 (V)



                         ARTICLES OF INCORPORATION
                                    OF
                      EVERLASTING INTERNATIONAL, LTD.

KNOW ALL MEN BY THESE PRESENTS:

    That   we   the  undersigned,  have  this  day  voluntarily  associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and we do hereby certify:

I.

The name of this corporation is EVERLASTING INTERNATIONAL, LTD.

II.

    The resident agent of said corporation shall be Corporate Services Company, 516 S. Fourth Street, Las Vegas, NV 89101, and such other offices as may be determined by the By-Laws in and outside of the State of Nevada.

III.

    The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

IV.

    The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this Corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the incorporator signing these Articles is as follows:

                                  John Jones4570 Campus Drive
                                  NewportBeach,CA 92660

 V.

The Corporation is to have perpetual existence.

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   VI.

    The total authorized capitalization of this Corporation shall be and is the sum of 25,000,000 shares Common stock at $.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive.

VII.

    The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.

IN WITNESS WHEREOF, I have set my hand this l 8th day of January, 1995.


John Jones

STATE OF MICHIGAN )
                   )SS
COUNTY OF JACKSON )

                   On this 18th day of January, 1995, before me, a notary public in and for said County and State, personally appeared John Jones, known to me to be the person whose name is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same for the purpose therein mentioned.

    IN WITNESS WHEREOF, I have set my hand and offered by official seal in said County and State the day and year in this Certificate first above written.

                                   Notary Public

                             RONALD L. ELUSON
                    Notary Public, Washtenaw County, Ml
                    MV Commission Expires Sept 1, 1996
                         Acting in Jackson County.